EXHIBIT 99.1

Sucampo Pharmaceuticals, Inc. Reports Third Quarter and Nine Months 2013 Financial and Operating Results

Sucampo to Begin Co-promotion of AMITIZA for Opioid-Induced Constipation;
Revises RESCULA Commercial Strategy

Company to Host Conference Call Today at 5:00 pm Eastern

Highlights

  Sucampo Revenue Grew 39.6% Year-Over-Year for the Nine Months of 2013
  U.S. AMITIZA® (lubiprostone) Net Sales, As Reported By Our Partner, Increased 3.5% Year-Over-Year for the Nine Months of 2013
  Sucampo revenue from sales of AMITIZA in Japan grew 58.2% in third as compared to second quarter of the year
  Sucampo Raises 2013 Earnings Guidance, Excluding Special Items
  Sucampo Announces Commercial Strategy Changes
  Sucampo and partner Takeda Pharmaceuticals U.S.A. Inc (Takeda) agree to increase promotional effort for AMITIZA for non-cancer opioid-induced constipation (OIC)
  RESCULA® (unoprostone isopropyl) promotional costs will be reduced by approximately 75% versus current spend

BETHESDA, Md., Nov. 5, 2013 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. ("Sucampo") (Nasdaq:SCMP), a global biopharmaceutical company with products available in the United States (U.S.), Japan and Europe, today reported its consolidated financial results for the third quarter and nine months ended September 30, 2013.

Sucampo raised its full year 2013 earnings guidance to $3.0 to $5.0 million net income, excluding special items, versus previous guidance of break-even. During the third quarter of 2013, Sucampo recorded a non-cash write-off of its RESCULA inventory and samples of $4.5 million to reflect excess quantities of dated product. Details of the write-off are discussed in the Cost of Goods Sold and Operating Expenses sections below.

	Three Months Ended September 30,	Nine Months Ended September 30,
(In thousands, except per share data)	2013	2013
Total revenues	$ 21,163	$ 65,104
GAAP Diluted EPS	0.03	0.10
Non-GAAP Diluted EPS that exclude RESCULA inventory/samples non-cash write-off[1]	0.09	0.16
GAAP net income[2]	1,291	4,266
Non-GAAP net income that excludes RESCULA inventory/samples non-cash write-off[1,2]	4,007	6,982

1. Sucampo is providing certain 2013 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of Sucampo's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

2. Net income is attributable to Sucampo Pharmaceuticals, Inc. on a consolidated basis.

Sucampo also announced that it is exercising the co-promotion option in its commercialization agreement with Takeda and will begin co-promoting AMITIZA for OIC in adults with chronic, non-cancer pain in the first quarter of next year. Sucampo's AMITIZA co-promotion will provide incremental selling resources in addition to Takeda's current selling efforts, and Takeda will reimburse Sucampo based on details to healthcare prescribers. In addition, Sucampo announced changes to its RESCULA commercialization strategy to improve RESCULA profitability by significantly decreasing sales and marketing expenses. Sucampo will continue, but significantly decrease the amount of, in-person sales calls for RESCULA, and will use a contract sales force to focus its detailing on current prescribers. Sucampo will also use a limited mix of inside sales and other promotional tactics, including digital, to reach the current non-prescriber base in an effort to increase prescribers and sales.

"Sucampo revenue grew approximately 40% year-over-year for the first nine months of 2013, driven by continued growth of AMITIZA in recently launched markets, as well as the new OIC indication which yielded us a $10 million milestone from our US partner. Specifically in the US, the 3.5% year-to-date net sales increase for AMITIZA in the U.S. demonstrates that the constipation drug market continues to expand," said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman, Chief Executive Officer, and Chief Scientific Officer of Sucampo. "More than 200 million prescriptions for opioids are written in the U.S. annually, with a significant portion of them for non-cancer pain. We believe that the OIC indication, for which AMITIZA is the only oral treatment approved, will be a significant driver of future AMITIZA growth. We also made progress this quarter in our globalization efforts for AMITIZA. This year thus far, we have added $10 million in incremental revenue to our topline through Japan sales of AMITIZA, and we are seeing increasing sales from the product in Switzerland. In addition, we progressed our late-stage pipeline assets in the quarter with the initiation of our pivotal liquid formulation study of lubiprostone in adults with chronic idiopathic constipation. Finally, we announced the completion of patient enrollment by our development partner R-Tech Ueno Ltd. in a phase 3 trial of unoprostone isopropyl in retinitis pigmentosa."

Stan Miele, President, Sucampo Pharma Americas, LLC and Senior Vice President of Sales and Marketing for Sucampo, added, "Sucampo is investing incremental selling resources in OIC to accelerate the growth of AMITIZA. AMITIZA continues to grow in the U.S., particularly in new OIC targets, and we believe that Sucampo can fuel additional growth by investing in reaching even more OIC targets. At the same time, while we believe in the value of RESCULA for patients suffering from glaucoma and ocular hypertension, we are making changes to our RESCULA commercialization strategy to better balance investment and revenue."

Third Quarter and To Date Operational Highlights –

  U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, for royalty calculation purposes, increased 1.4% to $72.5 million for the third quarter of 2013, compared to $71.5 million in the same period of 2012. U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, for royalty calculation purposes, increased 3.5% to $204.1 million for the first nine months of 2013, compared to $197.2 million in the same period for 2012.
  Sucampo continued its sales growth in the Japanese market, reporting a 58.2% increase in AMITIZA product sales revenue of $5.2 million compared to the second quarter of 2013.
  Sucampo showed sequential quarterly sales growth in Switzerland for AMITIZA for chronic idiopathic constipation (CIC).
  Sucampo continued partnership discussions for strategic alliances for AMITIZA for global markets outside of the U.S. and Japan, including Europe, China, Latin America and other emerging markets.
  In October, Sucampo announced the initiation of a pivotal trial of a liquid formulation of lubiprostone 24 mcg twice daily in adults.
  Sucampo continued its preparation for initiation of the pivotal phase 3 program in pediatric functional constipation.
  Sucampo recently announced that its development partner, R-Tech Ueno Ltd., completed patient enrollment of a phase 3 clinical trial for unoprostone isopropyl for RP in Japan. A substantial portion of the development costs for the program are being funded by the Japan Science and Technology Agency. Sucampo has rights to the clinical data for potential filing in Europe and the U.S., where unoprostone isopropyl has orphan drug designation, and will decide on our path forward assuming the Japanese trial is successful.
  In October, Sucampo announced the publication in the Journal of Pediatric Gastroenterology & Nutrition of a manuscript on pediatric functional constipation in children based on an open-label study on lubiprostone in children and adolescents with functional constipation. This study demonstrated that lubiprostone is efficacious and well-tolerated in this patient population.
  Sucampo initiated a phase 1b trial for cobiprostone for the treatment of oral mucositis in October.
  Progress continued in our search for a new Chief Executive Officer. As Sucampo previously announced, Ryuji Ueno, M.D., Ph.D., Ph.D., will focus solely on his role as Chief Scientific Officer and driving the overall scientific direction of the company, once a new CEO is named.

2013 Value Drivers:

Sucampo is pursuing the following value drivers in 2013, and, has already achieved eight (denoted with a +) of the thirteen thus far this year:

AMITIZA

U.S.

+ Achieved approval of the OIC indication for AMITIZA in the U.S.

+ Received a $10.0 million milestone payment from Takeda upon the approval and first commercial sale of AMITIZA for OIC in the U.S.

Global

  Engaging in discussions for strategic alliances for AMITIZA for new indications and new territories outside of the U.S., including Europe, China, Latin America and other emerging markets

Japan

+ Strong sales growth of AMITIZA

Europe

+ Completed in the first quarter of 2013 the submission for regulatory approval in the United Kingdom (U.K.) and Switzerland of AMITIZA for the treatment of OIC. We will continue to work with regulatory authorities to achieve approval

+ Began active marketing of AMITIZA for CIC in Switzerland

  Submission of filings via the mutual recognition procedure (MRP) for AMITIZA in other European markets

  Filing for National Institute for Health and Care Excellence endorsement for CIC and OIC and launching AMITIZA in the U.K.

RESCULA

+ Launched RESCULA in February in the U.S.

Pipeline

Lubiprostone

  Achieve First Patient First Visit in our AMITIZA phase 3 trial for pediatric functional constipation in the second half of 2013
  Oral Mucositis

+ Completed our oral mucositis phase 1a trial for cobiprostone in the second quarter of 2013

+ Initiated a phase 1b trial for cobiprostone on October 31

Spinal Stenosis

  Complete our spinal stenosis phase 2a, double-blind, placebo-controlled trial for our intravenous ion channel activator for lumbar spinal stenosis

Financial Results for the Quarter

For the third quarter of 2013, Sucampo reported total revenue of $21.2 million compared to $15.5 million for the same period in 2012, a growth of approximately 36.6%. The key components of revenue for the 2013 third quarter included R&D revenue of $2.0 million, product royalty revenue of $13.6 million, product sales revenue of $5.4 million and co-promotion revenue of nil, which compare to $0.7 million, $13.9 million, nil and $0.7 million, respectively, in the same period of 2012.

For the first nine months of 2013, Sucampo reported total revenue of $65.1 million compared to $46.6 million for the same period in 2012, a growth of approximately 39.6%. The key components of revenue for the 2013 nine months period included R&D revenue of $16.3 million, product royalty revenue of $37.3 million, product sales revenue of $11.0 million, and co-promotion revenue of $0.1 million, which compare to $6.4 million, $36.5 million, nil and $3.3 million, respectively, in the same period of 2012.

U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, for royalty calculation purposes increased 1.4% to $72.5 million for the third quarter of 2013, compared to $71.5 million in the same period of 2012. U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, for royalty calculation purposes, increased 3.5% to $204.1 million for the nine months of 2013, compared to $197.2 million in the same period of 2012.

Cost of Goods Sold

Cost of goods sold relates to purchase and distribution costs of the Company's products sold by the Company, including changes in inventory provisions for excess and obsolete inventory. Cost of goods sold were $6.3 million for the third quarter of 2013, compared to nil for the third quarter of 2012, an increase of $6.3 million. Cost of goods sold were $9.5 million for the nine months of 2013, compared to nil for the prior year period, an increase of $9.5 million. The increase in cost of goods sold relates to drug product sales of AMITIZA in Japan and Switzerland and RESCULA in the U.S. During the third quarter of 2013, Sucampo recorded a non-cash write-off of its RESCULA inventory of $3.0 million to reflect excess quantities of dated product. The excess inventory was largely a result of the necessity to pre-order product in advance of FDA approval due to a planned change in manufacturing facility and lower than anticipated sales within the useful life of the dated product.

Operating Expenses

R&D expenses, comprised of expenses for clinical development of the lubiprostone pediatric indication and liquid formulation, phase 1 trial expenses for oral mucositis, and clinical development expenses for our lumbar spinal stenosis program, were $4.5 million for the third quarter of 2013, compared to $5.6 million for the same period of 2012. The decrease was primarily due to the lower costs associated with our unoprostone isopropyl development program and a lower provision associated with our Numab collaboration. For the first nine months of 2013, R&D expenses were $14.5 million, compared to $14.2 million for the prior year period. The increase in expenses was primarily due to the higher costs associated with clinical development of our phase 2a trial for lumbar spinal stenosis and higher indirect costs including regulatory fees, partially offset by lower costs on our unoprostone isopropyl development program.

G&A expenses were $5.4 million for the third quarter of 2013, compared to $7.3 million for the third quarter of 2012, a decrease of $1.8 million or 25.0%. G&A expenses were $18.6 million for the nine months of 2013, compared to $22.6 million for the prior year period, a decrease of $4.0 million or 17.5%. For both periods, the decrease in G&A expense was primarily due to lower legal, consulting and other professional expenses as a result of the conclusion of certain legal matters in 2012, as well as expense reductions from 2013 productivity initiatives. These decreases were partially offset by a $0.3 million and $1.9 million increase in pharmacovigilance costs associated with the launch of AMITIZA in Japan for the third quarter and nine month period, respectively. Excluding the impact of pharmacovigilance costs, G&A expenses decreased 29.2% in the third quarter and 26.1% during the first nine months of 2013.

Selling and marketing expenses were $6.0 million for the third quarter of 2013, compared to $4.3 million for the third quarter of 2012.Selling and marketing expenses were $16.0 million for the nine months ended September 30, 2013 compared to $14.5 million for the prior year period.For both periods, the increase in selling and marketing expenses relates primarily to launch costs for RESCULA and a $1.5 million non-cash write-offrecorded for excess RESCULA samples, partially offset by non-recurring pre-commercialization planning activities for AMITIZA and RESCULA that occurred in 2012 that did not occur in 2013.

Income (Loss) from Operations

Loss from operations for the third quarter of 2013 was $1.0 million, compared to a loss of $1.7 million for the same period in 2012. Income from operations for the nine months ended September 30, 2013 was $6.5 million, compared to a loss of $4.6 million for the prior year period.

Non-Operating Income (Expense)

Non-operating expense was $0.5 million for the third quarter of 2013, compared to expense of $0.5 million for the same period in 2012. The third quarter of 2013 included a foreign exchange loss of $49,000 compared to a gain of $8,000 in the same period in 2012. Non-operating income was $0.4 million for the nine months ended September 30, 2013, compared to expense of $0.9 million for the same period in 2012. Non-operating expense for the nine months ended September 30, 2013, included a foreign exchange gain of $1.8 million, compared to a foreign exchange gain of $0.7 million for the same period in 2012.

Net (Income) Loss

Net income for the third quarter was $1.3 million, compared to a net loss of $5.9 million for the same period of 2012. Net income for the first nine months of 2013 was $4.3 million, compared to a net loss of $8.7 million for the same period of 2012.

Earnings Excluding Special Items

Net income excluding special items for the third quarter of 2013 was $4.0 million, or $0.09 per diluted share, compared to a net loss of $5.9 million, or ($0.14) per diluted share, in the third quarter of 2012. Net income excluding special items for the first nine months of 2013 was $7.0 million, or $0.16 per diluted share, compared to a net loss of $8.7 million, or ($0.21) per diluted share, in the first nine months of 2012.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the third quarter and nine months ended September 30, 2013 of $0.09 and $0.16, respectively, exclude RESCULA inventory and sample non-cash write-off costs.

A reconciliation of GAAP to non-GAAP net income (loss) and EPS is provided in the tables that follow.

	Three Months Ended September 30,	Nine Months Ended September 30,
(In thousands, except per share data)	2013	2013
EPS
GAAP Diluted EPS	$ 0.03	$ 0.10
Difference[3]	$ 0.06	0.06
Non-GAAP Diluted EPS that exclude RESCULA inventory/samples non-cash write-off[1]	$ 0.09	0.16
Net income
GAAP net income[2]	$ 1,291	$ 4,266
Difference	2,716	2,716
Non-GAAP net income that excludes RESCULA inventory/samples non-cash write-off[1,2]	4,007	6,982
Increase in net income due to excluded items:
Net increase in income tax before taxes	$ (4,527)	$ (4,527)
Estimated income tax expense	1,811	1,811
Increase in net income	(2,716)	(2,716)

3.Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

Comprehensive Income (Loss)

Comprehensive income for the third quarter of 2013 was $1.1 million, compared to a comprehensive loss of $6.1 million for the same period in 2012. Comprehensive income for the nine months of 2013 was $3.9 million, compared to comprehensive loss of $10.4 million for the same period in 2012.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At September 30, 2013, cash, cash equivalents, restricted cash and investments were $91.0 million, compared to $91.4 million at December 31, 2012. At September 30, 2013, notes payable were $57.9 million, compared to $52.9 million at December 31, 2012, including current notes payable of $28.1 million at September 30, 2013, and $19.1 million at December 31, 2012.

Stock Repurchase Plan

In September 2011, the Board of Directors (Board) authorized the repurchase of our class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. On November 2, 2012, the Board authorized the increase of the program amount up to an aggregate of $5.0 million. During the nine months of 2013, Sucampo repurchased 67,762 shares at a cost of $0.3 million. Since inception, we have repurchased approximately $2.3 million of our common stock. We believe that the cumulative repurchases through the first nine months of this year mitigate any dilutive effects of employee and others' exercises of stock options during the same period. The repurchase program may be used in the future to continue to address any such dilutive effects.

Future Guidance

Sucampo today increased its earnings guidance for 2013 and reaffirmed its guidance for 2014. Sucampo now expects full year 2013 net income, excluding special items, to be in the range of $3.0 million to $5.0 million, or $0.07 to $0.12 per diluted share, versus previous guidance of approximately break-even.

Company to Host Conference Call Today

In conjunction with this second quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 866-318-8611 (domestic) or 617-399-5130 (international), and provide the participant passcode 61691134, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 75849618.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily) and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the U.S. In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic idiopathic constipation. In the U.K., lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic idiopathic constipation and associated symptoms in adults.

About unoprostone isopropyl (RESCULA®)

In 2009, Sucampo acquired development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People's Republic of China. Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA. RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% is indicated for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension in the U.S.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the discovery, development and commercialization of drugs based on ion channel activators knows as prostones. Discovered by the company's scientific founder, prostones are naturally occurring fatty acid metabolites with unique physiological activities. Sucampo has two marketed products – AMITIZA and RESCULA – and a pipeline of prostone-based product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in the United Kingdom, Switzerland and Japan. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 8-K and 10-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Research and development revenue	$ 2,027	$ 737	$ 16,288	$ 6,418
Product royalty revenue	13,595	13,890	37,271	36,521
Product sales revenue	5,378	--	10,994	--
Co-promotion revenue	--	730	61	3,253
Contract and collaboration revenue	163	139	490	433
Total revenues	21,163	15,496	65,104	46,625

Cost of goods sold	6,267	--	9,457	--
Gross profit	14,896	15,496	55,647	46,625

Operating expenses:
Research and development	4,474	5,615	14,528	14,202
General and administrative	5,440	7,256	18,635	22,598
Selling and marketing	6,026	4,278	15,967	14,474
Total operating expenses	15,940	17,149	49,130	51,274

Income (loss) from operations	(1,044)	(1,653)	6,517	(4,649)
Non-operating income (expense):
Interest income	20	68	63	118
Interest expense	(461)	(596)	(1,449)	(1,780)
Other income (expense), net	(49)	8	1,776	727
Total non-operating income (expense), net	(490)	(520)	390	(935)

Income (loss) before income taxes	(1,534)	(2,173)	6,907	(5,584)
Income tax benefit (provision)	2,825	(3,776)	(2,641)	(3,112)
Net income (loss)	$ 1,291	$ (5,949)	$ 4,266	$ (8,696)

Net income (loss) per share:
Basic net income (loss) per share	$ 0.03	$ (0.14)	$ 0.10	$ (0.21)
Diluted net income (loss) per share	$ 0.03	$ (0.14)	$ 0.10	$ (0.21)
Weighted average common shares outstanding - basic	41,863	41,678	41,644	41,697
Weighted average common shares outstanding - diluted	42,787	41,678	42,662	41,697

Comprehensive loss:
Net income (loss)	$ 1,291	$ (5,949)	$ 4,266	$ (8,696)
Other comprehensive income (loss):
Unrealized loss on investments, net of tax effect	18	28	(16)	23
Foreign currency translation	(253)	(175)	(387)	(1,767)
Comprehensive income (loss)	$ 1,056	$ (6,096)	$ 3,863	$ (10,440)

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$ 39,911	$ 52,022
Investments, current	15,263	6,035
Product royalties receivable	13,595	14,175
Unbilled accounts receivable	--	732
Accounts receivable, net	2,694	1,360
Deferred tax assets, current	1,273	874
Deferred charge, current	673	673
Income taxes receivable	2,013	--
Restricted cash, current	26,141	15,113
Inventory	261	--
Prepaid expenses and other current assets	3,835	1,930
Total current assets	105,659	92,914

Investments, non-current	7,259	14,408
Property and equipment, net	1,278	1,540
Intangibles assets, net	6,686	7,415
Deferred tax assets, non-current	1,162	1,654
Deferred charge, non-current	4,709	5,213
Restricted cash, non-current	2,430	3,832
Other assets	537	820
Total assets	$ 129,720	$ 127,796

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$ 2,934	$ 5,496
Accrued expenses	6,211	10,595
Deferred revenue, current	1,148	3,700
Income tax payable	--	148
Notes payable, current	28,114	19,129
Other current liabilities	1,286	1,003
Total current liabilities	39,693	40,071

Notes payable, non-current	29,812	33,722
Deferred revenue, non-current	6,490	7,093
Deferred tax liability, non-current	2,632	2,627
Other liabilities	1,296	1,253
Total liabilities	79,923	84,766

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2013 and December 31, 2012;
no shares issued and outstanding at September 30, 2013 and December 31, 2012	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2013 and December 31, 2012;
42,389,346 and 41,964,905 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	423	420
Additional paid-in capital	65,758	62,521
Accumulated other comprehensive income	15,763	16,166
Treasury stock, at cost; 524,792 and 457,030 shares	(2,313)	(1,977)
Accumulated deficit	(29,834)	(34,100)
Total stockholders' equity	49,797	43,030
Total liabilities and stockholders' equity	$ 129,720	$ 127,796

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended September 30, 2013
Research and development revenue	$ 2,027	$ --	$ --	$ 2,027
Product royalty revenue	13,595	--	--	13,595
Product sales revenue	170	17	5,191	5,378
Co-promotion revenue	--	--	--	--
Contract and collaboration revenue	141	12	10	163
Total revenues	15,933	29	5,201	21,163
Cost of goods sold	3,389	4	2,874	6,267
Gross profit	12,544	25	2,327	14,896
Research and development expenses	2,467	1,088	919	4,474
Depreciation and amortization	309	47	8	364
Other operating expenses	8,893	1,646	563	11,102
Income (loss) from operations	875	(2,756)	837	(1,044)
Interest income	18	2	--	20
Interest expense	--	(417)	(44)	(461)
Other non-operating expense, net	6	95	(150)	(49)
Income (loss) before income taxes	$ 899	$ (3,076)	$ 643	$ (1,534)
Capital expenditures	$ 9	$ 4	$ --	$ 13

Three Months Ended September 30, 2012
Research and development revenue	$ 665	$ 72	$ --	$ 737
Product royalty revenue	13,890	--	--	13,890
Product sales revenue	--	--	--	--
Co-promotion revenue	730	--	--	730
Contract and collaboration revenue	141	(15)	13	139
Total revenues	15,426	57	13	15,496
Cost of goods sold	--	--	--	--
Gross profit	15,426	57	13	15,496
Research and development expenses	2,239	2,543	833	5,615
Depreciation and amortization	122	242	10	374
Other operating expenses	9,677	1,161	322	11,160
Income (loss) from operations	3,388	(3,889)	(1,152)	(1,653)
Interest income	65	3	--	68
Interest expense	--	(556)	(40)	(596)
Other non-operating expense, net	34	165	(191)	8
Income (loss) before income taxes	$ 3,487	$ (4,277)	$ (1,383)	$ (2,173)
Capital expenditures	$ 41	$ --	$ --	$ 41

Nine Months Ended September 30, 2013
Research and development revenue	$ 16,288	$ --	$ --	$ 16,288
Product royalty revenue	37,271	--	--	37,271
Product sales revenue	277	37	10,680	10,994
Co-promotion revenue	61	--	--	61
Contract and collaboration revenue	424	34	32	490
Total revenues	54,321	71	10,712	65,104
Cost of goods sold	3,465	12	5,980	9,457
Gross profit	50,856	59	4,732	55,647
Research and development expenses	6,446	4,307	3,775	14,528
Depreciation and amortization	543	548	26	1,117
Other operating expenses	27,368	3,374	2,743	33,485
Income (loss) from operations	16,499	(8,170)	(1,812)	6,517
Interest income	54	8	1	63
Interest expense	--	(1,326)	(123)	(1,449)
Other non-operating expense, net	(9)	(169)	1,954	1,776
Income (loss) before income taxes	$ 16,544	$ (9,657)	$ 20	$ 6,907
Capital expenditures	$ 40	$ 110	$ 3	$ 153

Nine Months Ended September 30, 2012
Research and development revenue	$ 5,878	$ 74	$ 466	$ 6,418
Product royalty revenue	36,521	--	--	36,521
Product sales revenue	--	--	--	--
Co-promotion revenue	3,253	--	--	3,253
Contract and collaboration revenue	424	(30)	39	433
Total revenues	46,076	44	505	46,625
Cost of goods sold	--	--	--	--
Gross profit	46,076	44	505	46,625
Research and development expenses	6,250	5,405	2,547	14,202
Depreciation and amortization	366	709	30	1,105
Other operating expenses	32,475	2,576	916	35,967
Income (loss) from operations	6,985	(8,646)	(2,988)	(4,649)
Interest income	105	12	1	118
Interest expense	--	(1,656)	(124)	(1,780)
Other non-operating expense, net	67	82	578	727
Income (loss) before income taxes	$ 7,157	$ (10,208)	$ (2,533)	$ (5,584)
Capital expenditures	$ 293	$ 3,445	$ --	$ 3,738
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, Investor Relations, PR, and
         Corporate Communications
         1-240-223-3718
         staylor@sucampo.com